Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES UP 6 PERCENT;
COMPARABLE STORE SALES DOWN 2 PERCENT

SAN FRANCISCO—October 10, 2002—Gap Inc. (NYSE-GPS) today reported sales of $1.3 billion for the five-week period ended October 5, 2002, compared to sales of $1.2 billion for the same period ended October 6, 2001, which represents a 6 percent increase. The company’s comparable store sales for September 2002 were down 2 percent, compared to a 17 percent decrease in September 2001.

Comparable sales by division for September 2002 were as follows:

•	Gap Domestic: negative 3% versus negative 18% last year

•	Gap International: positive 3% versus negative 11% last year

•	Banana Republic: negative 2% versus negative 12% last year

•	Old Navy: negative 2% versus negative 18% last year

“Overall, the negative traffic trends and promotional retail environment experienced in August continued throughout September, which led to an increase in promotional activity, “ said Chief Financial Officer Heidi Kunz. “However, compared to last year, we sold less at markdown and had better markdown margins, resulting in a year-over-year improvement in total company margins.”

Commenting on the impact of the West Coast port closures, Ms. Kunz said: “For all three brands, the closures have impacted the receipt of Holiday merchandise that was anticipated to be delivered to stores in late October and mid November. As a result, we expect portions of the Holiday flows to arrive in-stores up to a few weeks later than the original anticipated in-store dates.”

The company also announced that it does not anticipate the closures will impact third quarter earnings.

Ms. Kunz added: “It is still too early to accurately assess the impact on fourth quarter results. However, assuming that the ports remain open, we currently estimate fourth quarter earnings risk in the range of $0.02 to $0.07 per share.”

This estimated fourth quarter earnings risk is attributable to about $0.02 per share in hard costs, including transportation and distribution costs, and up to $0.05 per share in profit loss associated with marking down late-arriving goods.

Year-to-date sales of $8.6 billion for the 35 weeks ended October 5, 2002 represent a decrease of 1 percent over sales of $8.7 billion for the same period ended October 6, 2001. The company’s year-to-date comparable store sales decreased 9 percent compared to a decrease of 11 percent in the prior year.

As of October 5, 2002, Gap Inc. operated 4,277 store concepts compared to 4,071 store concepts last year, which represents an increase of 5 percent. The number of stores by location totaled 3,152 compared to 3,045 stores by location last year, which represents an increase of 4 percent.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations:	Media Relations:
Evan Price	Alan Marks
650-874-2021	415-427-6561

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

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